Exhibit 1.1

The Walt Disney Company

(a Delaware corporation)

Fixed Rate
Medium-Term Notes

TERMS AGREEMENT

March 11, 2009

The Walt Disney Company
500 South Buena Vista Street
Burbank, California  91521

Attention: Legal Department

Re:                               Distribution Agreement dated December 13, 2007

Reference is made to the Distribution Agreement dated December 13, 2007, which is incorporated herein by reference.  The undersigned (the “Underwriters”) severally agree to purchase the following principal amounts of Medium-Term Notes, Series D, entitled 5.50% Global Notes due 2019 (the “Notes”):

Deutsche Bank Securities Inc.	$115,000,000
HSBC Securities (USA) Inc.	115,000,000
J.P. Morgan Securities Inc.	115,000,000
BNP Paribas Securities Corp.	25,000,000
Greenwich Capital Markets, Inc.	25,000,000
Mitsubishi UFJ Securities (USA), Inc.	25,000,000
RBC Capital Markets Corporation	25,000,000
UBS Securities LLC	25,000,000
Cabrera Capital Markets, LLC	7,500,000
CastleOak Securities, L.P.	7,500,000
Muriel Siebert & Co., Inc.	7,500,000
The Williams Capital Group, L.P.	7,500,000

Total	$500,000,000

Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. are acting as representatives (the “Representatives”) of the several Underwriters.

Stated Maturity Date:	March 15, 2019

Original Issue Date:	March 16, 2009

Trade Date:	March 11, 2009

Issue Price:	99.818%

Discount or Commission:	0.45%

Applicable Time:	3:00 p.m. (New York City time) on March 11, 2009

Settlement Date and Time:	March 16, 2009 at 7 a.m. Pacific Time

Additional Terms:

Interest Rate:	5.50%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2009

Day Count Convention:	30/360 for the period from March 16, 2009 to March 15, 2019

Denominations:	$2,000 or any integral multiple of $1,000 in excess of $2,000

The certificate referred to in Section 6(a) of the Distribution Agreement and the opinions referred to in Section 6(b) of the Distribution Agreement will not be required.  The reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the issuance and sale of the Notes will be paid by the Underwriters.  On the Settlement Date, The Walt Disney Company (the “Company”) shall deliver to the Underwriters a letter, dated the Settlement Date and substantially in the form of Schedule I hereto.

Default by One or More of the Underwriters: If one or more of the Underwriters shall fail at the Original Issue Date to purchase the Notes which it or they are obligated to purchase under this Terms Agreement (the “Defaulted Notes”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a)                                  if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)                                 if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Terms Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this provision shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Terms Agreement, the Representatives or the Company shall have the right to postpone the Original Issue Date for a period not exceeding seven days in order to effect any required changes in the pricing supplement dated March 11, 2009 relating to the Notes or in any other documents or arrangements.

European Economic Area: In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and  including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

•                  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•                  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•                  in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive.  The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.  References to “€” are to euros.

United Kingdom: Each Underwriter represents and agrees that:

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter severally represents to and agrees with the Company that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the pricing supplement and accompanying prospectus supplement and prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof.

Without prejudice to the other provisions of this Terms Agreement and the Distribution Agreement, and except for registration under the 1933 Act and compliance with the 1933 Act Regulations, the Company shall not have any responsibility for, and each Underwriter severally agrees with the Company that each such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Notes under the laws and regulations in force in any foreign jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Notes.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Underwriters a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

Deutsche Bank Securities Inc.

By:	/s/ Marc Fratepietro
Name: Marc Fratepietro
Title: Managing Director

By:	/s/ Ritu Ketkar
Name: Ritu Ketkar
Title: Director

HSBC Securities (USA) Inc.

By:	/s/ Maureen K. Sweeny
Name: Maureen K. Sweeny
Title: Vice President

J.P. Morgan Securities Inc.

By:	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Vice President

For themselves and as Representatives of the other Underwriters.

Accepted:

THE WALT DISNEY COMPANY

By:	/s/ Jonathan S. Headley
Title: Senior Vice President - Corporate Finance and Assistant Treasurer

SCHEDULE I

March 16, 2009

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities Inc.
As Representatives of the
several Underwriters

Gentlemen:

I am Senior Vice President-Deputy General Counsel-Corporate of The Walt Disney Company, a Delaware corporation (“Disney”), and have acted as such in connection with the issuance and sale by Disney of Medium-Term Notes, Series D, entitled 5.50% Global Notes due 2019 (the “Notes”) pursuant to the Terms Agreement, dated March 11, 2009 (the “Terms Agreement”), between Disney and each of the underwriters named therein (collectively, the “Underwriters”), for whom Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. are acting as representatives (the “Representatives”).

This letter is being furnished to you pursuant to the Terms Agreement.

In connection with this letter, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for this letter, including (a) the Registration Statement on Form S-3 (Registration No. 333-148043), filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2007 (such Registration Statement (including the documents incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus pursuant to Item 12 of Form S-3 under the 1933 Act (the “Incorporated Documents”)) being hereinafter referred to collectively as the “Registration Statement”), pertaining to Disney’s debt securities and other securities, (b) the Prospectus, dated December 13, 2007, and the accompanying Prospectus Supplement, dated December 13, 2007 and Pricing Supplement, dated March 11, 2009, relating to the Notes, each of which were filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the 1933 Act (such Prospectus (including the Incorporated Documents), Prospectus Supplement and Pricing Supplement being hereinafter referred to collectively as the “Prospectus”), (c) executed copy of the Terms Agreement and (d) the Pricing Term Sheet attached as Schedule II to the Terms Agreement (“Term Sheet”).

I have made such inquiry of such officers of Disney and its subsidiaries and counsel for Disney and examined such corporate records, certificates of officers of Disney, officers of Disney’s subsidiaries and of public officials and such other documents and such questions of law and fact as I have considered necessary or appropriate for the purposes of this letter.  In connection with my participation in the preparation of the Registration Statement, Prospectus and the Term Sheet, I have not verified, independently, nor do I pass upon or assume any responsibility for, explicitly or implicitly, the accuracy, completeness or fairness of the statements contained therein.

Based upon and subject to the foregoing, nothing has come to my attention that leads me to believe that (a) the Registration Statement at the time such Registration Statement became effective contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Pricing Disclosure Package, at the Applicable Time, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the Prospectus, as of the date of the Terms Agreement or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, I express no opinion with respect to the financial statements, schedules and other financial data included or incorporated by reference therein or excluded therefrom or the exhibits to the Registration Statement, including the Trustee’s Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended.  As used in this paragraph, “Pricing Disclosure Package” means the base Prospectus dated as of December 13, 2007, and the accompanying Prospectus Supplement dated as of December 13, 2007 together with the Term Sheet.

This letter is rendered to you, in your capacity as Underwriters, in connection with the offering and sale of the Notes, and this letter may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person without my prior express written permission.

Very truly yours,

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SCHEDULE II

Filed Pursuant to Rule 433
Registration No. 333-148043
Pricing Term Sheet

The Walt Disney Company
5.50% Global Notes Due 2019

Issuer:	The Walt Disney Company

Title of Securities:	5.50% Global Notes Due 2019

Ratings:	A2 / A

Trade Date:	March 11, 2009

Settlement Date (T+3):	March 16, 2009

Maturity Date:	March 15, 2019

Aggregate Principal Amount Offered:	$500,000,000

Price to Public (Issue Price):	99.818% plus accrued interest, if any, from March 16, 2009

Interest Rate:	5.50% per annum

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on September 15, 2009.

Additional Amounts:	Upon certain customary events, the Company may be required to pay as additional interest certain additional amounts in respect of certain tax withholdings.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 37.5 basis points.

Tax Redemption:	Redeemable at the Company’s option at 100% of the principal amount of the notes upon certain customary tax events.

Joint Bookrunning Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.

Co-Managers:

BNP Paribas Securities Corp.
Greenwich Capital Markets, Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets Corporation
UBS Securities LLC
Cabrera Capital Markets, LLC
CastleOak Securities, L.P.
Muriel Siebert & Co., Inc.
The Williams Capital Group, L.P.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

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